PART II

INFORMATION TO BE INCLUDED IN REPORT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended:

December 31, 2022

Energy Exploration Technologies, Inc.

(Exact name of issuer as specified in its charter)

Puerto Rico

(Jurisdiction of incorporation or organization)

66-0912748

(I.R.S. Employer Identification Number)

1624 Headway Circle Suite 100

Austin TX, 78754

(Address of principal executive offices)

(512) 810-4601

(Telephone number, including area code)

Common Stock, par value $0.01 per share

(Title of each class of securities issued pursuant to Regulation A)

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this Annual Report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, taking into account the information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes, and our actual results and performance could differ materially from those set forth in any forward-looking statements. The cautionary statements set forth in this Annual Report on Form 1-K identify important factors which you should consider in evaluating our forward-looking statements. These factors include, without limitation:

•

The success of our technology will require significant capital resources and acceptance by major industry mining, battery, and battery application related companies in South America, the United States, and/or other territories;

•	The price of our Common Stock has been determined by our Board of Directors and such pricing may be considered arbitrary;

•	Our ability to continue as a going concern;

•	Our limited resources compared to competitors;

•	Our ability to properly manage our costs;

•	Our ability to scale our products to a commercial scale;

•	Acceptance of our technology and products;

•	Our ability to protect our licensed, filed, or fully owned intellectual property and patent rights related to our technology as we develop our business and customer relationships;

•	Our ability to compete and succeed in a highly competitive and rapidly evolving industry;

•	Our limited operating history on which to judge our business plan, technology, and management;

•	Our ability to raise capital and the availability of future financing;

•	Our dependence on key suppliers, partners, and limited customers in the market; and

•	Our ability to maintain key personnel to support our technology development and business development activities.

Although the forward-looking statements in this Annual Report are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. Minority owners of EnergyX do not have a definitive say in terms of business decisions. Principally, minority investors will not have sufficient voting rights required to influence company direction at their discretion. Corporate actions such as issuance of additional securities or repurchase of securities could influence the share price of securities held by minority investors. Fluctuations in company valuation could similarly occur and positively or adversely impact minority investors. Similarly, a sale of the issuer or assets of the issuer would signal a distribution of funds in relation to the securities held by the individual and the liquidation preferences of said securities. Based on the risks described above, you may lose all or part of your investment in the securities that you purchase, and you may never see positive returns. We undertake no obligation, other than as may be required by law, to re-issue this Annual Report or otherwise make public statements updating our forward-looking statements.

Item 1.	Business

Overview

Energy Exploration Technologies, Inc. (the “Company”, “EnergyX”, “we”, “our”, and “us”) is currently a pre-revenue company formed on December 18, 2018 under the laws of the Department of State of the Commonwealth of Puerto Rico, and is headquartered in San Juan, Puerto Rico with offices and laboratory facilities in Austin, Texas. The Company was formed as a renewable energy technology company focused on developing technologies in energy storage and the critical materials that are needed for batteries, such as lithium. We have a mission to become a worldwide leader in the global transition to sustainable energy by accelerating and enabling affordability for the broader use of lithium-based energy storage in everyday life.

As of the date of this Annual Report, EnergyX Founder and CEO, Teague Egan, through entity Egan Global Management, LLC, owns approximately 53% of Common Stock and Preferred Stock on a fully diluted basis, and holds a substantial voting interest in the Company. Accordingly, Teague Egan exerts and may continue to exert significant influence over EnergyX and any action requiring the approval of the holders of Common Stock, including the election of directors and amendments to organizational documents, such as increases in authorized shares of Common Stock and approval of significant corporate transactions.

Our mailing address is 1624 Headway Circle #100, Austin, TX 78754. Our website address is www.EnergyX.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Annual Report.

Our Products and Services

We are a renewable energy technology company focused on developing technologies in energy storage and the critical materials that are needed for battery production such as lithium. We hope to fundamentally change the way humanity is powering our world and storing clean energy with breakthrough direct lithium extraction technologies and more effective energy storage solutions.

We are developing technologies that allow for more efficient production of lithium, which is one of the main materials in rechargeable batteries used in electric vehicles, as well as the creation of next generation lithium-based batteries that are cheaper, longer-lasting, and more energy efficient than current formulations. Our objectives are to make lithium production more efficient, cost effective, and environmentally friendlier than existing conventional methods of production. We are also conducting research focusing specifically on solid-state and quasi solid-state battery architectures with pure metallic lithium electrodes. The Company’s goal is to become a premier, low-cost lithium technology provider for the growing lithium battery and electric vehicle industries.

We have developed a Direct Lithium Extraction (“DLE”) technology called LiTAS™ (Lithium-Ion Transport and Separation) to process lithium enriched brines found in certain salt flats across the world. Approximately 50-60% of the world’s lithium production today is sourced from brine resources coming from South America according to Benchmark Mineral Intelligence, a leading data intelligence firm for the minerals and battery supply chain. The northern portion of Chile, the northern portion of Argentina, and the southern part of Bolivia is known as the “Lithium Triangle” as it is projected to hold over 50% of the world’s known lithium deposits. The remaining production of lithium comes from hard rock or clay mining that is mainly completed in Australia, portions of China and other various locations around the world.

We are working on solid-state and quasi solid-state lithium-based battery technology program called SoLiS™ (Solid Lithium Separator) using elements of our core LiTAS™ nanotechnology. Lithium transport through EnergyX proprietary mixed matrix membranes translate to possible application as a solid-state separator inside the battery. Solid state batteries are a transformational extension and optimization of lithium-ion batteries. The fundamental reason solid state is ideal is because it maximizes the energy density of the battery, while lowering the weight, and making it safer.

We believe our technology may have additional applications within the energy storage, mineral extraction or processing of critical minerals being used for battery production. We continue to explore and research other applications as they become aware to us.

Intellectual Property

Our intellectual property portfolio is comprised of a combination of patents, trade secrets and trademark rights. We have multiple patent applications filed in the United States and other select countries, including a number of utility patent application families related to compositions of matter, processes and methods, and articles of manufacture, each relating to the fabrication or use of our direct lithium extraction technology as well as solid state battery technology. Our intellectual property plan is focused on seeking patent protection for our LiTAS™ separation technology and processing approach, as well as our SoLiS™ battery program.

We have also filed federal trademark registration applications in the U.S. for the ENERGYX word mark and logo and the LiTAS word mark covering use with our goods and services which are pending examination.

We believe it is important to our success that we:

•	Obtain and maintain patents and other legal protections covering our proprietary art, materials, technology, inventions, applications of such, and improvements we consider important to our business;

•	Prosecute our patent and trademark applications and enforce our intellectual property rights;

•	Preserve the confidentiality of our trade secrets; and

•	Operate without infringing the patents, trademarks or proprietary rights of third parties.

Competition

The direct lithium extraction and solid-state battery industries are subject to rapid and intense technological change. We face, and will continue to face, competition in the development and marketing of our LiTAS™ technology from other DLE technology developers including ion exchange technology companies and solvent extraction companies. New technologies may be developed from research institutions, government agencies, and academic institutions that we may not have any licensed service agreements with at this time. Competition may also arise from, among other things:

•	Other new or existing mining organizations including ‘hard-rock’ miners and brine developers;

•	Other technologies and/or techniques that replace or are superior to our LiTAS™ technologies; and

•	New nanotechnologies that currently do not exist or are not known today.

Developments by others may render our technologies obsolete or noncompetitive.

Government Regulation

Our operations and our lithium production customers are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including mining taxes and labor standards. In order for the Company to carry out its activities, its and its customers various licenses and permits must be obtained and kept current. There is no guarantee that these licenses and permits will be granted, or that once granted will be maintained and extended. In addition, the terms and conditions of such licenses or permits could be changed and there can be no assurances that any application to renew any existing licenses will be approved. There can be no assurance that all permits that EnergyX requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that EnergyX has obtained, could have a material adverse impact on the Company. EnergyX may be required to contribute to the cost of providing the required infrastructure to facilitate the development of lithium resources and will also have to obtain and comply with permits and licenses that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that EnergyX or its customers will be able to comply with any such conditions and non-compliance with such conditions may result in the loss of certain permits and licenses on properties, which may have a material adverse effect on EnergyX. Future taxation of lithium producers and mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes. There is no certainty that such planning will be effective to mitigate adverse consequences of future taxation on the Company.

Legal Proceedings

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Employees

Currently, we have approximately forty-two (42) full-time employees and approximately seven (7) part-time employees and/or contractors.

Corporate Information

Our principal Puerto Rico-based executive office is located at G-8 Calle O’Neill, San Juan, Puerto Rico 00918, and our telephone number is (954) 769-5904. Our principal Texas-based science headquarters is located at 1624 Headway Circle Suite 100 Austin TX, 78754, and our phone number is (512) 810-4601. Our website address is www.EnergyX.com.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed elsewhere in this Annual Report.

Operating Results

Comparison of Results of Operations for the Years Ended December 31, 2022 and December 31, 2021

Revenues

The Company is a pre-revenue, development stage, energy technology company focused on energy storage and extraction of critical minerals used in battery manufacturing. We have no commercial operations at this point and have not generated any revenues from licensing our technology or selling any products. The only revenues we have generated to date are from small scale testing.

Salaries and Consulting

During 2021, management started to hire full time employees to execute the business plan, accelerate market development, assist our management team to develop and advance its technology development. The increase in salaries and consulting fees from $2,263,103 for the twelve months ended December 31, 2021 to $5,382,871 for the twelve months ended December 31, 2022 is reflective of our continued efforts during 2022 to grow our business, advance the technology and establish pilot plants for deployment in the field. Although consultants are able to complete discrete work products and may ultimately be lower cost when compared to full-time employees, the rapid development of our technology and growth of interest from potential customers made it necessary to hire full time employees beginning in 2021 and continuing in 2022.

Professional Services

The Company has hired a number of professional service organizations to assist and support its business operations. The Company spent $301,339 during the twelve months ended December 31, 2021 and $1,131,242 during the twelve months ended December 31, 2022 on professional services fees, which is indicative of our rapid growth and our efforts to maintain and/or manage efficient research, development, customer relations, governance, etc.

Research and Development Expenses

Research and development (R&D) expenses consist primarily of expenses related to technological development and advancement in respect of our LiTAS™ and SoLiS™ technologies. Specifically, these costs include, among others, laboratory costs, rent and equipment usage, specialty chemical purchases used in development work and other various research items supporting LiTAS™ and SoLiS™ testing and deployment efforts.

As the Company started scaling to capital expenditures for pilot and demonstration plants, our research and development expenses were lowered to $324,568 for the twelve months ended December 31, 2022 from $416,505 for the twelve months ended December 31, 2021.

Interest Expense

Interest expense increased from $99,897 for the twelve months ended December 31, 2021 to $226,285 for the twelve months ended December 31, 2022 to due in large part to an increase of promissory notes issued in late 2021 and early 2022.

Other Expenses

Other expenses consist primarily of general and administrative costs, insurance costs, travel costs and other office and office related activities. Other expenses were negligible during the years ended 2021 and 2022.

Net Loss

Our net loss was $(10,547,755) for the twelve months ended December 31, 2022, compared to $(5,305,959) for the twelve months ended December 31,2021. This increase in net loss is reflective of the rapid growth of our Company and accompanying investment by management, including increased employee count, technology development, construction and deployment of pilot plants and other related costs and expenses.

Liquidity and Capital Resources

Since our inception in 2018, we have devoted most of our cash resources to employees, consultants, professional services and research and development activities to develop and grow our business. We have financed our operations to date primarily with the use of proceeds from the Founders’ capital, a Series A Preferred Stock offering, a Series B Preferred Stock offering, Regulation CF offerings, a Regulation A+ offering, and convertible promissory notes.

To date, we have not generated any revenue from technology service fees or product sales, and we do not anticipate generating any revenue from the sale of products for the foreseeable future. We have incurred losses and generated negative cash flows from operations since inception. During the period from December 2018 (inception) through December 31, 2022, we have incurred cumulative net losses of approximately $18.4 million. Our future expenditures and capital requirements will depend on numerous factors, including, among others, the progress of our research and development efforts, deployment of pilot plants with key customers, and our ability to scale up to commercial operations.

Through the date of this Annual Report, we have raised capital by exempt offerings of common stock, preferred stock and convertible notes of approximately $40 million, net of offering costs and commissions.

During the years ended December 31, 2020, December 31, 2021 and December 31, 2022, on various dates, the Company financed its operations through the exempt sale of promissory notes convertible to common stock under the registration exemption provided by Section 4(a)(2) of the Securities Act, raising an aggregate of $6,871,330. The net proceeds of the offerings were deployed for general corporate purposes, intellectual property, pilot plants, and battery design operations. All of the Company’s convertible promissory notes have been converted as of December 31, 2022.

From February 2021 to September 2021, the Company offered its Common Stock through a registered funding portal Netcapital in a side-by-side offering of Common Stock, under registration exemptions Section 4(a)(6) and Regulation D, Rule 506(c), raising an aggregate of $4,465,844. The net proceeds of the offering were deployed for general corporate purposes, intellectual property, pilot plants, battery design operations.

On April 1, 2021, the Company completed a Regulation D, Rule 506(b) exempt equity financing issuing 3,407,142 shares of Preferred Series A stock for total proceeds of $5,565,000 before fees and commissions. The net proceeds of the offering were deployed for general corporate purposes, intellectual property, pilot plants, battery design operations.

In September 2022, the Company completed a Regulation A+, Tier 2 equity financing issuing 1,126,837 shares of Common Stock for total proceeds of $6,896,192 before fees and commissions. The net proceeds of the offering are being deployed for demonstration plant and commercial deployment, Litas Technology, manufacturing, SoLis Battery Technology, laboratory & production facility, research and development, and general and administrative purposes.

In December 2022, the Company completed the first closing of its Regulation D, Rule 506(b) exempt Series B Preferred Stock offering with GM Ventures, LLC and Eni Next issuing 3,750,000 shares of Preferred Series B Stock for total proceeds of $15,000,000 before fees and commissions, as well as converting approximately $4,800,000 of convertible notes to Series B Preferred Stock at a 15% discount. The net proceeds of the offering are to be deployed for demonstration plant and commercial deployment, Litas Technology, manufacturing, SoLis Battery Technology, laboratory & production facility, research and development, and general and administrative purposes.

These funds have provided us the ability to complete pilot plants that we have deployed to our customers in South America as well as advance our work on the demonstration and commercial facilities that are scheduled to be designed and completed in 2024. We continuously monitor our use of funds relative to executing on our business strategy with a focus on spending capital that will further our ability to recognize revenue in the future. We balance our use of funds based on our ability to raise additional capital resources through various exempt offerings.

We believe that we currently have sufficient capital to finance our operations at least through the end of 2023. However, if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. Further, we expect that, after such period, we will be required to raise additional capital to fund our operations and to further advance the commercialization of LiTAS™ in South America and the US. There is no assurance that such financing will be available when needed, or that ultimately, we will achieve profitable operations and positive cash flow.

Credit Facilities

In 2021 and 2022, the Company issued approximately $4.8 million in convertible promissory notes to support its business operations, which were all converted to Series B Preferred Stock. The Company has not entered into any active credit facility with a bank or financial institution at this time.

On April 9, 2022, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd (collectively, “GEM”). Pursuant to the Share Purchase Agreement, upon a public offering (whether by an initial public offering, a reverse merger, acquisition/merger by/with a special purpose acquisition company or other similar go-public event), the Company is granted the option of selling shares of its Common Stock to GEM at a slight discount to the then-current publicly traded price in exchange for cash, up to an aggregate purchase price of $450.0 million. The Share Purchase Agreement contains several constraints, such as a limitation on the amount of shares that the Company can sell to GEM in a sale transaction and certain controls relating to the time period between each sale of shares to GEM. In addition to and concurrently with the Share Purchase Agreement, the Company has also agreed to grant a warrant to GEM, granting GEM the right to purchase 1.5% of all outstanding shares of Common Stock of the Company (excluding options and grant awards) upon a public offering at the public offering price per share.

Capital Expenditures

In May 2021, the Company leased a laboratory facility in Austin, TX, as part of its plan to build its pilot plants. As part of occupying our laboratory facility, we started purchasing a number of technical equipment and testing instruments to continue research and development as well as begin production efforts along with pilot testing. The Company expects that it will continue acquiring capital equipment to expand its operations and development plans.

Contractual Obligations, Commitments and Contingencies

Under the Sponsored Research Agreement with the University of Texas, effective September 1, 2020, the Company originally had total obligations of $500,000. The Agreement was terminated and the Company had no remaining obligations as of December 31, 2022.

During the third quarter of 2021, the Company exercised its option agreement with the University of Texas for exclusive rights to certain patent applications that provide value to EnergyX. As part of the license agreement, the Company will be required to make annual fixed fee payments of approximately $25,000 plus royalty payments based on any revenue generated from the use of the licensed patents. In 2022 the Company terminated its license with the University of Texas, relinquishing all payment obligations under its Patent License Agreement.

In June 2021, the Company entered into a six-month non-cancelable building lease for our science headquarters in Austin, TX. Under the lease, the Company pays a base rent of approximately $19,500 per month through May 2022. The Company extended the lease through December 2022. We found a larger commercial space to expand our laboratory facility, build a manufacturing line, and have appropriate space for our management team and employees, and signed a 7-year lease in 2022 with a 7-year option. During February 2023, the Company extended and expanded its lease at 1624 Headway Circle, Suite 100, Austin, TX 78754 for an additional 3 years. In July 2021, the Company entered into a lease agreement for a warehouse in Austin, TX. The lease commenced on August 1, 2021 and continues for 37 months. The total future minimum lease payments over the lease term are $111,747.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements during the periods presented, and do not have any currently.

Plan of Operations

We continually evaluate our plan of operations to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement aspects of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. We are not aware of any matters which result in a loss contingency.

Relaxed Ongoing Reporting Requirements

Regulation A+ provides that a filer can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same adoption period for new or revised accounting standards as public companies.

We filed our Offering Statement on July 8, 2022 and may elect to become a public reporting company under the Securities Exchange Act of 1934, as amended (the Exchange Act). If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1 billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we are required to publicly report under the Exchange Act as an “emerging growth company”, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to 5 years, though if the market value of our Common Stock that is held by non-affiliates exceeds $750 million, we would cease to be an “emerging growth company.”

We have commenced reporting under the Regulation A+ reporting requirements. If we elect not to become a public reporting company under the Exchange Act, we will be required to continue to publicly report on an ongoing basis under the reporting rules set forth in Regulation A+ for Tier 2 issuers. The ongoing reporting requirements under Regulation A+ are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

Trend Information

Because we are still in the startup phase and have only recently commenced our research and product development, we are unable to identify any recent trends in revenue or expenses. Thus, except as set forth below, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Annual Report to not necessarily be indicative of future operating results or financial condition.

Unpredictable events, such as the COVID-19 outbreak, and associated business disruptions including delayed piloting trials and laboratory resources could harm our financial condition, affect our operations, increase our costs and expenses, and impact our ability to raise capital. Our operations could be subject to unpredictable events, such as snowstorms, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics or pandemics such as the COVID-19 outbreak, and other natural or manmade disasters or business interruptions, for which we may not be insured. We do not carry insurance for all categories of risk that our business may encounter. The occurrence of any of these business disruptions could seriously harm our operations and financial condition. Additionally, COVID-19 has caused significant disruptions to the global financial markets, which could impact our ability to raise additional capital. The ultimate impact on us and any delays in our research and development is unknown, but our operations and financial condition could suffer in the event of any of these types of unpredictable events. Further, any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, results of operations, financial condition and cash flows.

Item 3.	Directors and Officers

Directors, Executive Officers and Significant Employees

The table below sets forth our directors and executive officers of as of the date of this Annual Report.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Officers:
Teague Egan	Founder, President, and Chief Executive Officer	34	4 years	N/A
Amit Patwardhan	Chief Technology Officer	49	3 years	N/A
Geraldine Berkowitz	VP of Finance & Treasurer	56	4 years	N/A
Directors:
Teague Egan	Director, Founder, and Chief Executive Officer	34	4 years	N/A
Michael Egan	Director	83	4 years	N/A
Kris Haber	Director	52	2 years	N/A
Stefon Crawford	Director	37	1 year	N/A

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Certain Relationships

Except as set forth herein and in our discussion below in “Interest of Management and Others in Certain Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Family Relationships

Michael Egan is the father of our Founder, President, and Chief Executive Officer Teague Egan.

Business Experience

Teague Egan—Founder, CEO, President & Chairman

Mr. Teague Egan is the Founder and CEO of EnergyX. He is responsible for all aspects of building the company into a future world leader in renewable energy technologies. His focus is on commercializing the LiTAS™ and SoLiS™ technologies.

Mr. Teague Egan’s background is one of serial entrepreneurship, investing, inventing, and philanthropy. He has been investing in public sector energy assets and sustainable technologies since 2013. Prior to EnergyX, he previously started businesses in entertainment, music, and sports, and is also the inventor of energyDNA – a patented multi-component graphene textile fiber technology. Mr. Teague Egan founded Innovation Factory VC, a venture capital fund focused on tech, life sciences, real estate, and consumer products in 2012.

Most of his philanthropic efforts are associated with the Thomas E. Smith Foundation. He is the co-founder of Dance for Paralysis, The Reality Ride Challenge, and The Kindness Project. Mr. Teague Egan is an alumnus of University of Southern California’s Marshall School of Business and received his bachelor’s degree in Entrepreneurship. After graduating from USC, Mr. Teague Egan went on to complete the Executive Program in exponential technology including artificial intelligence, synthetic biology, and nanotechnology at Singularity University.

Michael Egan—Director

Mr. Egan has spent over 35 years working in the travel industry. He started at Alamo Rent A Car, Inc. in 1973, became an owner in 1979, and became chairman and majority owner from 1986 to 1996 when he sold the company to AutoNation for $625 million. In 2000, AutoNation spun off the car rental division and he was named chairman and served in that position until 2003.

Since 1996, Mr.Egan has served as the controlling investor of Dancing Bear Investments, Inc., a privately held investment company where he was the controlling shareholder of Nantucket Nectars and theglobe.com. Prior to his many business successes, Mr. Egan held various administration positions at Yale University and taught at the University of Massachusetts at Amherst. He is a graduate of the Cornell University School of Hotel Administration. Throughout his career, he has been presented with many honors and awards, including the prestigious Horatio Alger Distinguished American Award in 1997.

Kris Haber—Director; Vice Chairman

Mr. Kris Haber is an American businessman who, over the course of his 28-year career, has led the growth and development of successful boutique and scaled global financial enterprises. Previously, Mr. Haber held various roles at Lazard Asset Management, LLC., a division of Lazard, LTD., a firm managing approximately $170 Billion in assets under management. He spent approximately 14 years at Lazard rising to Managing Director and Head of Alternative Investments. As a prominent figure within the investment arena, he has been engaged in a variety of control-oriented, middle market buyout, and early-stage investment acquisitions within technology, healthcare, and consumer products.

During his tenure Mr. Haber has held the position of COO and Chairman of Safanad, LTD where he managed its business in the UK, UAE and US and teams responsible for 36 transactions. Previously, he held the position of COO and Partner at Advent Capital Management, LLC in New York, an advisory firm managing in excess of $11B on behalf of corporations, sovereign wealth funds and high net worth individuals, globally. As a seasoned veteran, Mr. Haber’s background combines experience including posts as CEO of Presidio Capital Group, LLC. and President of Threadneedle Investments NA, LLC a division of Ameriprise, Inc, a $900B asset management firm. Mr. Haber is engaged in various board level and philanthropic activities as a director, officer and advisor to corporate entities and non-profits.

Stefon Crawford—Director; Partner at GM Ventures

Mr. Stefon Crawford has served as a Director of the Company since December, 2022. Stefon started at General Motors Ventures (GMV) in 2016 as an Investment Analyst and was promoted in 2018 to Associate and to Partner in 2023. Prior to GMV, Stefon spent 5 years in financial services at Rocket Mortgage. Stefon has earned a Bachelor’s degree in Business Administration from Eastern Michigan University as well as Executive Certificates in Negotiation and Venture Capital from HBS, Wharton Business School, and HAAS School of Business, University of Berkeley California.

Dr. Amit Patwardhan—Chief Technology Officer

Dr. Amit Patwardhan heads all technology development at EnergyX including both the LiTAS™ program and the solid-state battery SoLiS™ program. Dr. Patwardhan started as a consultant with EnergyX January 2020 and became a full-time employee June 2021.

Prior to joining EnergyX, Dr. Patwardhan held senior leadership roles with Rio Tinto (from September 2007—May 2019), a global Fortune 500 company with over $40 billion in revenue, in their Industrial Minerals business group and corporate technology group. Dr. Patwardhan was the co-inventor of an innovative process to recover lithium values from a very large new mineral discovery in Serbia and led the process development and piloting of the process. He also led the process development of a lithium byproduct recovery project in Southern California. Dr. Patwardhan has experience with research, process and project development, process optimization and business improvement.

Dr. Patwardhan has published over 50 articles in peer-reviewed journals and conferences and has served on National Committees of the Society of Mining Engineers for two terms. He received his BS degree in Chemical Engineering from the Indian Institute of Technology and his MS, PhD and MBA degrees from the Southern Illinois University.

Geraldine Berkowitz—Vice President of Finance & Treasurer

Geraldine “Geri” Berkowitz is the VP of Finance and Treasurer at EnergyX. She handles all accounting and administrative functions for the company. Geri is also the Treasurer and accountant for Mr. Teague Egan’s other businesses and family office. In addition to working with Mr. Teague Egan, Geri is currently the Controller of Dancing Bear Investments and was Controller at theglobe.com.

Prior to working at theglobe.com Geri held managerial positions in both the rental and accounting departments at Enterprise Rent A Car for 13 years. Geri earned a Bachelor of Business in Management and a Masters in Accounting and is a Certified Public Accountant.

Involvement in Certain Legal Proceedings

To our knowledge, except as described below none of our current directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

In November 2019, the Company entered into a convertible promissory note agreement with Egan Global Management LLC, wholly owned by our founder and CEO Teague Egan, for approximately $505,000 that was due and payable after October 31, 2021. In accordance with the conversion feature of the convertible promissory note, the note was converted into Preferred Series A shares on April 1, 2021. As of the date of this Annual Report, no funding obligations exist between us and Egan Global Management LLC.

In September 2022, the Company entered into convertible promissory note agreements with Egan Global Management LLC, wholly owned by our founder and CEO Teague Egan, and separately with Michael Egan, each for $1,000,000 that were due and payable after December 31, 2024. In accordance with the conversion feature of the notes, both notes were converted into Preferred Series B shares on December 15, 2022. As of the date of this Annual Report, no funding obligations exist between the Company and Egan Global Management LLC or Michael Egan.

Except as set forth above and in our discussion below in “Interest of Management and Others in Certain Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Compensation of Directors and Executive Officers

The following table represents information regarding the total compensation for the three highest paid executive officers or directors of the Company during the fiscal year ended December 31, 2022

		Cash Compensation	Other Compensation(1)	Total Compensation
Name	Capacity in which compensation was received	($)	($)	($)
Teague Egan (1)	Chief Executive Officer, President and Director	300,000	—	300,000
Amit Patwardhan (2)	Chief Technology Officer	227,550	46,916	274,466
Kevin Shin (3)	General Counsel	200,000	25,000	225,000

(1)

Our Founder and CEO, Teague Egan, entered into an employment agreement with the Company, effective November 1, 2021. He was not compensated for his services prior to such time. The Company reimburses Mr. Egan for reasonable business travel and related expenses.

(2)

Mr. Amit Patwardhan’s Other Compensation is comprised of bonuses received in 2022 but does not include his options vested at year end 2022 in the amount of 600,000 options with a strike price of $0.0166 and 504,000 options vested with a strike price of $0.11.

(3)

Mr. Kevin Shin joined the Company in October of 2021 and left in February 2023. Mr. Shin’s Other Compensation is comprised of bonuses received in 2022 but does not include his options vested at year end 2022 in the amount of 99,495 options with a strike price of $0.51.

Director Compensation

No cash compensation was paid to Directors from inception through December 31, 2022. Mr. Michael Egan received a restricted stock award in 2019 for services provided to the Company as a Director. The estimated fair market value of the restricted stock award as of the date of grant was approximately $2,400 to be amortized over the vesting term of four (4) years.

In 2021, Mr. Kris Haber entered into an advisory agreement with the Company as a Director. He receives $5,000 per month for assisting the Company as Vice Chairman of EnergyX in various functions. Additionally, Mr. Haber was granted a non-qualified stock option award agreement for 1,800,000 options where 1,200,000 options are vesting on a four (4) vesting schedule, and 600,000 options are based on the Company reaching financing milestones including an IPO or liquidity event.

CEO Stock Option Award Agreement

Pursuant to the CEO Stock Option Award Agreement, on March 8, 2022, we granted our CEO, Teague Egan, a non-qualified stock option award equal to options to purchase 3,859,258 shares of common stock under our 2021 equity incentive plan exercisable at $0.71 per share based on the Company’s most recent 409A valuation. In accordance with CEO Stock Option Award Agreement the stock option awards are subject to a vesting schedule upon completion and/or achievement of either (i) the number of operational milestones which include successful completion of LiTAS™ demo plant, execution of purchase agreements or commercial plant contracts for specified amounts; or (ii) market capitalization milestones (“MCM”) which includes exceeding the requisite enterprise value threshold applicable to each MCM for a sustained period of time.

Employment Agreements

We have employment agreements with our CEO, Mr. Teague Egan, our Chief Technology Officer, Dr. Amit Patwardhan, and we had employment agreements with our now former General Counsel, Mr. Kevin Shin. Each of the employment agreements provide for a cash salary and participation in all employee benefit plans sponsored by the Company in addition to paid vacation time and reimbursement for reasonable expenses.

Mr. Egan’s employment agreement provides for equity-based awards as determined by the Board of Directors in its discretion. The term of Mr. Egan’s employment agreement is extended automatically unless terminated earlier by either party. The Company may terminate Mr. Egan’s employment agreement, for cause, as defined in the agreement, at any time, without any advance notice. Further, subject to the terms of the agreement, Mr. Egan may terminate employment with us, at any time for any reason or no reason at all, upon twelve (12) weeks advance written notice. Subject to the notice provisions described in the agreement, Mr. Egan may terminate employment with us for good cause as defined in the agreement.

Dr. Patwardhan’s employment agreement provides for stock option awards that vest over a period of four years. Dr. Patwardhan is entitled to an annual cash bonus of $44,000 and relocation assistance of up to $55,000. The Company may terminate Dr. Patwardhan’s employment for cause at any time, without any advance notice. Further, subject to the terms of the agreement, Dr. Patwardhan may terminate employment with us, at any time for any reason or no reason at all, upon six (6) weeks advance written notice.

Mr. Shin’s employment ended in February 2023. His agreement provided for stock option awards that vest over a period of five years. At the end of his employment, Mr. Shin retained his options vested at year end 2022 in the amount of 99,495 options with a strike price of $0.51. The Company had termination rights for Mr. Shin’s employment for cause at any time, without any advance notice. Further, subject to the terms of the agreement, Mr. Shin could terminate employment with the Company, at any time without cause upon six (6) weeks advance written notice.

Item 4.	Security Ownership of Management and Certain Securityholders

The following table shows the beneficial ownership of our Common Stock as of April 6, 2023 held by: (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers as a group. As of April 6, 2023, there were 46,750,295 shares of Common Stock outstanding, 21,000,000 shares of Preferred Stock Founders-1 outstanding, 10,630,464 shares of Preferred Series A Stock outstanding, and 5,246,610 shares of Preferred Series B Stock outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to the conversion of a security, or subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Annual Report, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. The persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

The percentages below are based on fully diluted shares of our Common Stock as of April 6, 2023. Unless otherwise indicated, the business address of each person listed is c/o 1624 Headway Circle—Suite 100, Austin, TX, 78754.

Title of Class	Name of Beneficial Owner:	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable by Exercise of Option or Conversion of Security	Percent of Class
Common Stock	Teague Egan—Founder and CEO.	39,000,000 Voting	N/A	83%
Common Stock	All Executive Management and Directors	39,825,000 Voting	2,297,295 Options	85%
Preferred Stock	Teague Egan—Founder and CEO.	22,342,747 Voting	N/A	61%
Preferred Stock	All Executive Management and Directors	22,948,570 Voting	N/A	63%

Item 5.	Interest of Management and Others in Certain Transactions

Transactions with Related Persons

Except as described below and except for employment arrangements which are described above under “Compensation of Directors and Executive Officers,” there has not been, nor is there currently proposed, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and any of our directors, executive officers, holders of more than 1% of our Common Stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

We have also entered into indemnification agreements with each of our directors and executive officers. In general, these indemnification agreements require the Company to indemnify a director to the fullest extent permitted by law against liabilities that may arise by reason of his or her service for the Company.

Review, Approval and Ratification of Related Party Transactions

The Board of Directors reviews and approves all related party transactions.

Item 6.	Other Information

Description of Ownership and Capital Structure

The following information is required disclosure pursuant to Rule 201(m) of Regulation CF and of importance to the Company’s shareholders:

General

The Company is authorized to issue 183,675,260 shares consisting of two classes of stock being “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which the Company is authorized to issue is 138,048,205 shares and the total number of shares of Preferred Stock the Company is authorized to issue is 45,627,055 shares. As of December 31, 2022, the Company had 46,750,295 shares of Common Stock outstanding; 21,000,000 shares of Preferred Founders 1 Stock outstanding, 10,630,464 shares of Preferred Series A Stock outstanding, and 5,246,610 shares of Preferred Series B Stock outstanding.

Restrictions

All outstanding shares of our capital stock including Common Stock and Preferred Stock are restricted securities and may not be transferred without a resale exemption from registration under the Securities Act of 1933, as amended. For shareholders who purchased securities in our Regulation CF offerings, (a) securities issued in a transaction exempt from registration pursuant to section 4(a)(6) of the Securities Act may not be transferred by any purchaser of such securities during the one-year period beginning when the securities were issued in a transaction exempt from registration pursuant to section 4(a)(6) of the Securities Act unless such securities are transferred: (1) to the issuer of the securities; (2) To an accredited investor; (3) as part of an offering registered with the Securities and Exchange Commission; or (4) to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation

The shares of our capital stock including our Common Stock and Preferred Stock are sold from time to time at valuations based in part on negotiations with purchasers and such pricing has been set in the discretion of and based on the business judgment of the Company’s board of directors. Such valuations may be, in some cases, deemed arbitrary.

Common Stock Voting

The holders of the Common Stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. There shall be no cumulative voting.

Preferred Stock Voting

The holders of the Preferred Stock are entitled to cast the number of votes equal to a 1:1 conversion of the number of whole shares of Common Stock into which the shares held are convertible as of the record date for determining stockholders entitles to vote on such matters. Preferred Series A Stock and Preferred Series B stock have a set of major decision rights where two-thirds of their collective vote is required to proceed.

Lock-Up Agreement

The Subscribers holding shares of Common Stock issued under the Offering will provide an undertaking in the Subscription Agreement to lock-up its shares of Common Stock if requested by the Company. By providing this undertaking, Subscribers agree that in the event of an underwritten public offering or direct listing on a public exchange of the Company’s securities or the closing of a merger or other business combination of the Company with a publicly-traded special purpose acquisition company following which the capital stock of the combined or surviving entity are listed for trading on a public exchange, that such Subscriber will irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, lend, pledge, or otherwise transfer or dispose of any interest in any Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock during the 180-day period following the effective date of a registration statement or offering statement of the Company filed under the Securities Act.

Dividends

The Company’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate”) provides, the Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate) the holders of the Series A/B Preferred Stock then outstanding shall first receive, or simultaneously receive, in addition to the dividends payable pursuant to the following paragraph, a dividend on each outstanding share of Series A/B Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A/B Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock, and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A/B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A/B Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series), and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price; provided, however, that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one (1) class or series of capital stock of the Company, the dividend payable to the holders of Series A/B Preferred Stock pursuant to Section 1 of the Certificate shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A/B Preferred Stock dividend.

The Certificate further provides, from and after the Original Issue Date or, if later, the date of issuance of the applicable shares of Series B Preferred Stock, the holders of then outstanding shares of Series A/B Preferred Stock shall be entitled to receive dividends (the “Accruing Dividends”) at the rate of 6% per annum of the applicable Original Issue Price (as defined below) (the “Dividend Rate”) for each share of Series A/ B Preferred Stock, prior and in preference to any declaration or payment of any other dividend (other than dividends on shares of Common Stock payable in shares of Common Stock or Founders 1 Preferred Stock). Accruing Dividends on such shares of Series A/B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A/B Preferred Stock) shall be cumulative and accrue from day to day, whether or not declared by the Company’s Board of Directors, and whether or not the Company has assets legally available to make payment of the Accrued Dividends, at a per annum rate equal to the Dividend Rate; provided, however, that the Accruing Dividends shall automatically cease to accrue upon the first to occur of (i) the fifth (5th) anniversary of the Original Issue Date and (ii) the date upon which the Company issues its next series of preferred stock for any amount. If the Accruing Dividends cease to accrue pursuant to the preceding sentence, then from and after such date, the holders of then outstanding shares of Series A/B Preferred Stock shall be entitled to receive, only when, as and if declared by the Board, out of any funds and assets legally available therefor, dividends at the Dividend Rate of the applicable Original Issue Price for each share of Series A/B Preferred Stock, prior and in preference to any declaration or payment of any other dividend (other than dividends on shares of Common Stock payable in shares of Common Stock or Founders 1 Preferred Stock). The right to receive dividends on shares of Series A/B Preferred Stock pursuant to the preceding sentence shall not be cumulative, and no right to dividends shall accrue to holders of Series A/B Preferred Stock by reason of the fact that dividends on said shares are not declared.

Liquidation

Our Certificate provides, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined in the Certificate), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, in each case on a pari passu basis as among each series of Preferred Stock, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, (a) with respect to the Series B Preferred Stock, an amount per share equal to the sum of (i) one and one-half times (1.5x) the Series B Original Issue Price, (ii) any unpaid Accruing Dividends, and (iii) any dividends (other than Accruing Dividends) declared but unpaid thereon,(b) with respect to the Series A Preferred Stock, the greater of (i) an amount per share equal to the Series A Original Issue Price, plus the sum of (A) any unpaid Accruing Dividends thereon, and (B) any dividends (other than Accruing Dividends) declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event, and (c) with respect to the Founders 1 Preferred Stock, an amount per share equal to the greater of (i) the Founders 1 Preferred Original Issue Price, or (ii) such amount per share as would have been payable had all shares of Founders 1 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Redemption

In the event of a Deemed Liquidation Event if the Company does not effect a dissolution of the Company under the General Corporations Act within ninety (90) days after such Deemed Liquidation Event, then (i) the Company shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Requisite Holders so request in a written instrument delivered to the Company not later than one hundred twenty (120) days after such Deemed Liquidation Event. (the “Redemption Request”), the Company shall use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Company available for distribution to its stockholders, all to the extent permitted by Puerto Rico law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event (the “Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the Liquidation Amount (the “Redemption Price”). In the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Company shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Puerto Rico law governing distributions to stockholders. In the event the Company timely receives a Redemption Request, the Company shall send written notice of the mandatory redemption (a “Redemption Notice”) to each holder of record of each series of Preferred Stock not less than forty (40) days prior to the date of Redemption Date.

Conversion

The holders of Series A/B Preferred Stock have the right to convert each share of Series A/B Preferred Stock into such number of fully paid and non- assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price. The “applicable Conversion Price” for each series of Preferred Stock shall be equal to the applicable Original Issue Price of such series of Preferred Stock. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would be entitled, the number of shares of Common Stock to be issued upon conversion shall be rounded to the nearest whole share. In order for a holder of Series A/B Preferred Stock to voluntarily convert shares of such series of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Company’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent, and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock.

Series B Preferred Stock Preemptive Rights

The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities and triggered by the issuance of the Series B Preferred Stock.

Series A/B Preferred Stock Lock-Up

Certain Series A Preferred Stock and Series B Preferred Stock Holders (individually, a “Key Holder” and collectively “the Key Holders”) agreed in the event of an underwriting of securities that they will not, without the prior written consent of the managing underwriter, participate in any of the activities listed in Section 5.1 of the Series B Preferred Stock Purchase Agreement during the period commencing on the date of the final prospectus relating to the registration by the Company for their own behalf of shares of their Common Stock or any other equity securities under the Securities Act of 1933 on a registration statement on Form S-1 and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the Initial Offering, which means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

Series B Preferred Stock Right of First Offer

Subject to the terms and conditions of the Company’s Investor’s Rights Agreement (the “Investor’s Rights Agreement”) and applicable securities laws, if the Company proposes to offer or sell any New Securities, as defined in the Investors’ Rights Agreement, the Company is obligated to first offer that portion of such New Securities prescribed to each Major Investor, as defined by the Investor’s Rights Agreement. A Major Investor is entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor.

Series B Preferred Stock Right of First Refusal and Co-Sale

Subject to the terms and conditions of the Company’s Amended and Restated Right of First Refusal and Co-Sale Agreement (the “Amended and Restated ROFR and Co-Sale Agreement”), each Key Holder has unconditionally granted the Company a Right of First Refusal to purchase all or any portion of the Transfer Stock (as defined in the Amended and Restated ROFR and Co-Sale Agreement) that such Key Holder may propose to transfer at the same price and on the same terms and conditions as those offered to the Prospective Transferee (as defined in the Amended and Restated ROFR and Co-Sale Agreement) (the “Right of First Refusal”). If any Transfer Stock subject to a Proposed Key Holder Transfer (as defined in the Amended and Restated ROFR and Co-Sale Agreement) is not purchased and is to be sold to a Prospective Transferee, each respective Investor may exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Key Holder Transfer (the “Right of Co-Sale”).

Fully Paid and Non-assessable

All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the Offering will be, duly authorized, validly issued, fully paid and non-assessable.

Changes in Authorized Number

The number of authorized shares of Common Stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Ongoing Reporting Requirements

The following information is required disclosure pursuant to Rule 201(x) of Regulation CF and of importance to the Company’s shareholders:

The Company has not failed to comply with the ongoing reporting requirements of Regulation CF § 227.202 in the past.

Item 7.

Financial Statements

ENERGY EXPLORATION TECHNOLOGIES, INC.

AUDITED FINANCIAL STATEMENTS

As of and for the Years Ended December 31, 2022 and 2021, and Independent Auditors’ Report

ENERGY EXPLORATION TECHNOLOGIES, INC.

ENERGY EXPLORATION TECHNOLOGIES, INC

BALANCE SHEETS

	AS OF DECEMBER 31,
	2022	2021
ASSETS

Current Assets:
Cash and cash equivalents	$20,527,649	$6,772,894
Property, Plant and Equipment	1,921,789	1,161,500
Operating Lease Right of Use Asset	111,673	171,663
Financing Lease Right of Use Asset	77,287	90,537
Prepaid Expenses, Deposits & Other Assets	501,775	415,765

Total Assets	$23,140,173	$8,612,359

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$609,041	$407,101
Operating Lease Liability—short term	68,280	60,285
Financing Lease Liability—short term	22,893	21,779
Accrued and other liabilities	164,913	88,191

Total current liabilities	865,127	577,356
Convertible Promissory Notes—Long-term portion	—	2,550,000

Lease Liabilities:
Operating Lease Liability—long term	43,467	111,747
Financing Lease Liability—long term	24,064	46,957

Total liabilities	932,658	3,286,060

Stockholders’ Equity:
Founders—1 Preferred Stock at $0.01 par value, 21,000,000 shares authorized, 21,000,000 issued and outstanding	210,000	210,000
Preferred Stock—Series A at $0.01 par value in 2022 and 2021, 10,630,464 shares authorized, issued and outstanding in 2022 and 15,600,000 shares authorized and 10,630,464 shares issued and outstanding in 2021	106,305	106,305
Preferred Stock—Series B at $0.01, 13,996,591 shares authorized, 5,246,610 issued and outstanding in 2022 and no shares authorized, issued and outstanding in 2021	52,466	—
Common Stock at $0.01 par value in 2022 and 2021, 138,048,205 shares authorized, 46,675,295 shares issued and outstanding in 2022 and 156,000,000 shares authorized, 45,548,458 shares issued and outstanding in 2021	466,753	455,485
Warrants	75,000	75,000
Additional paid-in capital	39,741,257	12,376,020
Accumulated deficit	(18,444,266)	(7,896,511)

Total stockholders’ equity	22,207,515	5,326,299

Total liabilities and stockholders’ equity	$23,140,173	$8,612,359

The accompanying notes are an integral part of these financial statements.

ENERGY EXPLORATION TECHNOLOGIES, INC

STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2022	2021
EXPENSES:
Salaries and consulting	$5,382,871	$2,263,103
Professional services	1,131,242	301,339
Research and development	324,568	416,505
General and administrative costs	2,862,288	1,691,792
Stock based compensation	456,043	472,071
Depreciation expense	203,213	64,871
Interest expense	226,285	99,897

Total expenses	10,586,510	5,309,578

Other expenses	(38,755)	(3,619)

Loss before income tax expense	10,547,755	5,305,959

Income tax expense	—	—

NET LOSS	$10,547,755	$5,305,959

The accompanying notes are an integral part of these financial statements.

ENERGY EXPLORATION TECHNOLOGIES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT)/EQUITY

For the years ended December 31, 2022 and 2021

	Preferred	Common		Additional	Accumulated
	Stock	Stock	Warrants	Paid-In Capital	Deficit	Total
BALANCE—December 31, 2020	$2	$3	—	$565,255	$(2,590,552)	$(2,025,292)
Issuance of Preferred and Common Stock	316,304	455,481	75,000	11,810,765	—	12,657,550
Convert Founder 2 Preferred to Common Stock	(1)	1	—	—	—	—
Net loss	—	—	—	—	(5,305,959)	(5,305,959)

BALANCE—December 31, 2021	316,305	455,485	75,000	12,376,020	(7,896,511)	5,326,299
Issuance of Preferred and Common Stock	52,466	11,268	—	27,365,237	—	27,428,971
Net loss	—	—	—	—	(10,547,755)	(10,547,755)

BALANCE—December 31, 2022	$368,771	$466,753	$75,000	$39,741,257	$(18,444,266)	$22,207,515

The accompanying notes are an integral part of these financial statements.

ENERGY EXPLORATION TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2022	2021
CASH FLOWS USED IN OPERATING ACTIVITIES:
Net loss	$(10,547,755)	$(5,305,959)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Stock based compensation	456,043	472,071
Warrants	—	75,000
ROU Asset Amortization	73,240	25,841
Depreciation	203,213	64,871
Changes in assets and liabilities that increase/(decrease) cash:
Prepaid expenses and other assets	(86,010)	(320,309)
Accounts payable	201,940	266,411
Accrued and other liabilities	(5,342)	(260,910)

Net cash used in operating activities	(9,704,671)	(4,982,984)

CASH FLOWS USED IN INVESTING ACTIVITIES -
Purchase of fixed assets	(963,502)	(1,220,173)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Proceeds (Repayment) of Convertible Promissory Notes	—	(50,000)
Issuance of preferred stock	52,465	17,567
Issuance of common stock	11,267	5,929
Additional contributed capital	26,909,196	10,066,655
SAFE agreement	—	(37,000)
Proceeds from Convertible Notes	(2,550,000)	2,550,000

Net cash provided by financing activities	24,422,928	12,553,151

NET INCREASE IN CASH	$13,754,755	$6,349,994

CASH—Beginning of year	6,772,894	422,900

CASH—End of year	$20,527,649	$6,772,894

SUPPLEMENTAL CASH FLOW DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Total Property and equipment included in Accounts payable and Accrued expenses	$197,141	$112,298

Inception of Operating lease right-of-use asset	$—	$288,041

The accompanying notes are an integral part of these financial statements.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

1.	NATURE OF BUSINESS

Energy Exploration Technologies, Inc. (the “Company” or “EnergyX”) is a domestic corporation organized under the laws of the Commonwealth of Puerto Rico on December 18, 2018. The Company is a renewable energy technology company focused on developing technologies in energy storage and the critical materials, such as lithium, that are needed for battery production. We hope to fundamentally change the way humanity is powering our world and storing and using clean energy with breakthrough direct lithium extraction and refinery technologies and more effective energy storage solutions.

We are developing technologies that allow for more efficient and increased production of lithium from existing or otherwise unviable resources. Lithium is one of the most important and necessary materials in rechargeable batteries used in electric vehicles and other battery powered applications, yet it is the most supply constrained. Our objectives are to make lithium production more efficient and cost effective, as well as more environmentally friendly than existing conventional methods of production.

We are also conducting research focusing specifically on solid-state and quasi solid-state lithium-based batteries. EnergyX is developing these next generation lithium-based batteries to be longer-lasting, more energy efficient, and safer than current generation of batteries because of lithium metal anode, high nickel cathodes, and solid state separators. These new battery architectures with safer liquid electrolytes and non-liquid electrolytes as well as pure metallic lithium electrodes will achieve the Company’s goal to become the premier, low-cost lithium technology provider for the growing lithium, battery material, and integrated lithium supply chain supplier for the electric vehicle industries.

Our lithium extraction technology, labeled LiTAS™ (Lithium-Ion Transport and Separation), is a form of direct lithium extraction (“DLE”) and refinery processing, which allows operators to process lithium enriched brines found in salt flats across the world for the purpose of harvesting lithium. Approximately 50-60% of the world’s lithium production today is sourced from brine resources coming from South America according to Benchmark Mineral Intelligence, a leading market data firm in the battery materials industry. The northern portion of Chile, the northern portion of Argentina and the southern part of Bolivia is known as the “Lithium Triangle” as it is projected to hold over 50% of the known world’s lithium reserves today. The remaining production of lithium comes from hard rock and clay mining that is mainly completed in Australia, portions of China and other various locations around the world.

Our next generation battery program, labeled SoLiS™ (Solid-State Lithium Separator), refers to the development and production of lithium metal based, next generation, solid-state and quasi solid-state batteries. Solid-state batteries are a transformational extension and optimization of lithium-ion batteries. The fundamental reason solid-state is ideal is because it maximizes the energy density of the battery, while lowering the weight and making it safer.

We believe our technology may have additional applications within the energy storage sector for extraction or processing of critical minerals being used for battery production. We continue to explore and research other applications, and adapt our the LiTAS™ or SoLiS™ programs as new information and data become available.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America, and, as such, include amounts based on judgments, estimates and assumptions made by management that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Following is a description of the more significant accounting policies followed by the Company:

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. There was $19,727,835 and $6,150,000 in cash equivalents as of December 31, 2022 and 2021, respectively.

Prepaid Expenses

Expenditures made to secure the use of assets or the receipts of services at a future date are charged to the prepaid account and are amortized based on the term and usage of the related asset or service.

Property, Plant, and Equipment

Property, plant, and equipment is recorded at cost. Expenditures for construction activities, and improvements are capitalized, while expenditures for operations and maintenance and general and administrative activities are charged to expense as incurred.

The Company depreciates property, plant, and equipment using the straight-line depreciation method (see Note 12 —Property, Plant, and Equipment for further details). Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the balance sheet, and any resulting gains or losses are recorded in the statements of operations.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable, the carrying amount of the asset group is compared to future undiscounted net cash flows, excluding interest costs, expected to be generated by the asset group and their ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Leases

The Company follows ASU 2016-02, Leases (Topic 842) to determine if an arrangement is a lease at inception. Lease right-of-use (ROU) assets represent the Company’s right to an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet in accordance with the short-term lease exception included within Topic 842. When the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The lease ROU asset also includes any base lease payments made in advance and excludes non-lease components. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are generally accounted for separately.

Accounts Payable and Accrued and Other Liabilities

Accounts payable balance represents all invoices the Company has received, while accrued and other current liabilities consist of payroll related accruals, short-term lease obligations, deferred revenue, and estimated accruals when work has been performed, but an invoice has not been issued.

Expense and Other Income Recognition

Expenses are recognized when incurred. Other income is recognized when earned.

Research and Development

Research and Development costs are charged to expenses as incurred. The Company is engaged in research and development of novel lithium extraction technologies with wide applications in ionic separations and selective ion transfer. Initial focus includes lithium separation and transport membranes as well as solvent extraction and lithium brine to lithium hydroxide and lithium metal direct conversion. The Company has developed such LiTAS™ technologies that exhibit selectivity between Li and other problematic impurities in lithium extraction. Using our proprietary lithium separation technologies in existing production processes EnergyX can dramatically improve the lithium recovery rate of current extraction methods from brines.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Bench scale and laboratory pilot scale equipment and supplies have been purchased to aid the development of the company’s lithium processing and battery technologies. Larger pilot scale units have also been manufactured. General laboratory and analytical equipment and supplies purchased includes analysis equipment for testing solution and samples.

Income Taxes

Income taxes are accounted for using an asset-liability method. Deferred income taxes and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing asset and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of the change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established for deferred tax assets that, based on management’s evaluation, are not expected to be realized.

Tax benefits of uncertain tax positions are recorded only where the position is “more likely than not” to be sustained based on their technical merits. The amount recognized is the amount that represents the largest amount of tax benefit that is greater than 50% likely of being ultimately realized. A liability is recognized for any benefit claimed or expected to be claimed, in a tax return in excess of the benefit recorded in the financial statements, along with any interest and penalty (if applicable) in such excess. The Company has no uncertain tax position as of December 31, 2022 and 2021.

Advertising

The Company expenses the cost of all advertising campaigns and promotions as they are incurred. During the years ended December 31, 2022 and 2021, advertising expense amounted to $155,356 and $105,627 respectively, and is included as part of the general & administrative operating expenses in the statement of operations.

Fair Value Measurements

The carrying amounts of the Company’s financial instruments including Cash and Cash Equivalents approximate fair value due to the short-term nature of those instruments.

The Company determines the fair value based upon the exit price that would be received to sell an asset or paid to transfer as liability in an orderly transaction between market participants, as determined by either the principal market or most advantageous market. Inputs used in the valuation techniques to derive fair value are classified based on a three-level hierarchy. These levels are:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Level 3—Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

As of December 31, 2022, and 2021, the carrying amount of the Company’s financial instruments were determined using Level 1 inputs.

Stock-Based Compensation

The Company follows the provisions of ASC 718-20, Stock Compensation, Awards Classified as Equity, requiring that compensation cost relating to share-based payment transactions be recognized in the financial statements. Compensation expense for options granted to employees, directors and certain service providers (“grantees”) is determined based on estimated fair value of the options at the time of grant using the Black-Scholes option pricing model, which considers, as of the grant date, the estimated fair market value of the underlying shares, expected volatility, expected dividend yield and the risk-free interest rate over the expected life of the option. The grant date fair value of Restricted Share Awards (RSAs) is based on the estimated value of the restricted share on the date of grant. The compensation cost for all share-based awards is recognized as an expense over the grantee’s requisite service period (generally the vesting period of the equity award), except for costs related to persons directly involved in the development and/or construction of the projects which are capitalized into Construction in progress during the capitalization period. Shares are issued from authorized shares in settlement of options exercised. RSAs are included in common shares issued and outstanding from the date of issuance. Forfeitures are accounted for as they occur.

Reclassifications

Certain amounts presented in the 2021 financial statements have been reclassified to conform with the 2022 financial statement presentation.

3.	PREPAID EXPENSES, DEPOSITS AND OTHER ASSETS

In 2022 we have other assets of $263,241 that consists of our Regulation A funding holdbacks. Our escrow agent held back a percentage of funds received and repaid this remaining balance in the first quarter of 2023. The total of prepaid expenses and total other assets is $501,775 in 2022. The prepaid espenses are detailed in below table.

Prepaid expenses, deposits and other assets at December 31, 2022 and 2021, consisted of the following:

	2022	2021
Insurance	$34,964	$25,562
Security deposits and prepaid final month rents	81,414	90,014
Registrations and subscriptions	49,003	68,177
Vendor agreement	73,153	232,012
Regulation A funding holdbacks	263,241	—

	$501,775	$415,765

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

4.	CONVERTIBLE PROMISSORY NOTES

	2022	2021
During the year the Company promises to pay a total of nine convertible notes, the principal sum of $2,550,000, made by the Holders to the Company. The convertible notes have a maturity date of December 31, 2024, interest rate of 7% per annum and a conversion discount rate of 15% if converted under certain defined events as listed in the agreement. Unless these Notes are converted into common or preferred shares, the principal and accrued interest of these Noters will be due and payable by the Company on December 31, 2024.	$2,550,000	$2,550,000
In January 2022 the Company promises to pay a total of three convertible notes, the principal sum of $251,000, made by the Holders to the Company. The convertible notes have a maturity date of December 31, 2024, interest rate of 7% per annum and a conversion discount rate of 15% if converted under certain defined events as listed in the agreement. Unless these Notes are converted into common or preferred shares, the principal and accrued interest of these Noters will be due and payable by the Company on December 31, 2024.	251,000
In September 2022 the Company promises to pay a total of two convertible notes, the principal sum of $2,000,000, made by the Holders to the Company. The convertible notes have a maturity date of December 31, 2024, interest rate of 7% per annum and a conversion discount rate of 15% if converted under certain defined events as listed in the agreement. Unless these Notes are converted into common or preferred shares, the principal and accrued interest of these Noters will be due and payable by the Company on December 31, 2024.	2,000,000
In December 2022 the Company completed a successful fund-raising round that resulted in the above Convertible Notes being converted into Series B Preferred Stock. The total amount of principal and interest converted into Series B Preferred Stock was $4,801,000 and $287,474 respectively.	(4,801,000)

	$—	$2,550,000

5.	EQUITY INCENTIVE PLANS

The Company agrees to issue restricted common stocks in the Company on the terms and conditions of award agreements to be entered into between Consultants and the Company (an “Award Agreement”) issued pursuant to equity incentive plans that have been adopted by the Company. The Award Agreement(s) shall be subject to the terms and conditions of such equity incentive plans.

The original 2019 Equity Incentive Plan taking into consideration all stock splits of the Corporation was authorized to grant of up to 15,000,000 awards of incentive stock options, non-qualified stock options and restricted stock. The original 2021 Equity Incentive Plan taking into consideration all stock splits of the Corporation was authorized to grant of up to 8,000,000 awards of incentive stock options, non-qualified stock options and restricted stock.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

On April 30, 2022, all unused 1,999,482 awards from the 2019 Equity Incentive Plan poured out into the 2021 Equity Incentive Plan for a total 9,999,482. On December 21, 2022, the 2021 Equity Incentive Plan was increased in size according to the Fourth Amended & Restated Certificate of Incorporation by 17,421,340, unanimously approved by the Company’s Board of Directors.

Pursuant to the 2021 Equity Incentive Plan, taking into consideration all stock splits, as of December 31, 2022, the Corporation was authorized to grant of up to 27,420,822 awards of incentive stock options, non-qualified stock options and restricted stock.

As of December 31, 2022, and 2021 the Company had outstanding non-qualified stock options and restricted stock awards, as follows:

	2022	2021
Non-qualified stock options	$14,194,325	$11,885,450
Restricted stock awards	3,414,444	3,414,444
Option pool outstanding	24,812,053	7,700,106

	$42,420,822	$23,000,000

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

The following table summarizes stock option activity:

			Weighted
			Remaining
		Average	Contractual
		Exercise	Term
	Options	Price	(in Years)
Outstanding at January 1, 2021	1,983,750	$0.03
Granted	11,006,768	0.55
Exercised	—	—
Forfeited/Expired	—	—

Outstanding at December 31, 2021	12,990,518	0.41	8

Options Vested and Exercisable at December 31, 2021	93,750	—

Outstanding at January 1, 2022	12,990,518	0.41
Granted	6,085,181	0.64
Exercised	—	—
Forfeited/Expired	278,000	—

Outstanding at December 31, 2022	19,075,699	0.53	9

Options Vested and Exercisable at December 31, 2022	8,815,839

The Company uses a Black-Scholes option-pricing model to value the Company’s option awards. Using this option-pricing model, the fair value of each employee and non-employee award is estimated on the grant date. The fair value is expensed on a straight-line basis over the vesting period. In general, the option awards either vest ratably over the term have increasing vesting at the back end of the term. The Company has also granted milestone based option awards that only vest upon the successful completion of an event. The expected volatility assumption is based on the volatility of the share price of comparable public companies. The expected life is determined using the “simplified method” permitted by Staff Accounting Bulletin Number 107 and 110. The risk-free interest rate is based on the implied yield on a U.S. Treasury security at a constant maturity with a remaining term equal to the expected term of the option granted. The dividend yield is zero, as the Company has never declared a cash dividend.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

The fair value of the stock options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the periods indicated:

	2022	2021
Expected term (in years)	5.81	4
Stock price volatility	69.50%	54.31%
Risk-free interest rate	2.15%	1.65%
Dividend yield	—	—

6.	STOCKHOLDERS’ EQUITY

On December 21, 2022, the Company’s Board of Directors approved the Fourth Amended and Restated Certificate of Incorporation. In accordance with the Company’s Fourth Amended and Restated Certificate of Incorporation, the Company is authorized to issue 183,675,260 shares, consisting of two classes of stock to be designated “Common Stock” and “Preferred Stock”, respectively. The Corporation is authorized to issue 138,048,205 shares of Common Stock, $0.01 par value per share, and 45,627,055 shares of Preferred Stock, $0.01 par value per share, 21,000,000 shares of which are designated “Founders 1 Preferred Stock,” 10,630,464 shares of which are designated “Series A Preferred Stock” and 13,996,591 shares of which are designated “Series B Preferred Stock.”

On April 6, 2021, the Board and shareholders authorized a three for one (3:1) stock split that was effective immediately.

On October 19, 2021, the shareholders of all 187,800 shares of Founders-2 Preferred Stock elected to convert the shares to Common Stock.

On November 17, 2021, the Board and shareholders authorized a two for one (2:1) stock split that was effective immediately.

The stock numbers in these financial statements have been adjusted for the stock split authorization and conversions on a retroactive basis.

The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporations Act. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 3682(b)(2) of the General Corporations Act.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock (including Founders-1 Preferred Stock, Series A Preferred Stock and Series B Preferred Stock) then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a deemed liquidation event (as defined below), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such deemed liquidation event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock or any other class ranking junior in right of payment to the Founders Stock by reason of their ownership thereof. Such distributions shall be made as follows: (a) with respect to the Series B Preferred Stock, an amount per share equal to the sum of (i) one and one-half times (1.5x) the original issue price of the Series B Preferred Stock ($4.00 per share), (ii) any unpaid accruding dividends, and (iii) any dividends (other than accruding dividends) declared but unpaid thereon, (b) with respect to the Series A Preferred Stock, the greater of (i) an amount per share equal to the original issue price of Series A Preferred Stock (ranging from $0.48 to $0.82 per share), plus the sum of (A) any unpaid according dividends thereon, and (B) any dividends (other than accruing dividends) declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event and (c) with respect to the Founders 1 Preferred Stock, an amount per share equal to the greater of (i) original issue price of the Founders 1 Preferred Stock ($0.025 per share), or (ii) such amount per share as would have been payable had all shares of Founders 1 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. If upon any such liquidation, dissolution or winding up of the Company or deemed liquidation event, the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled as set forth hereunder, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

7.	FUTURE EQUITY OBLIGATIONS

The Company entered into a SAFE Agreement (Simple Agreement for Future Equity) on June 12, 2019 with a Consultant for services to the Company. The Company agreed to pay in the form a SAFE Agreement the compensation amount of $2,000 per month and up to a maximum of $24,000 per year, over the term of the Service Agreement.

This Agreement expired on April 1, 2021, and was settle by conversion into restricted stock. The settlement amount was $43,000.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

8.	COMMITMENTS

The Company currently leases office and laboratory space at 1624 Headway Circle, Suite 100, Austin, Texas 78754, and warehouse space at 2120 W Braker Suite F, Austin, Texas 78758. The remaining monetary commitments on the leases for these two spaces are immaterial given the Company’s current financial standing.

On October 11, 2022, the Company entered into a lease for its new office and laboratory space at 2535 Ridgepoint Drive, Building F2, Austin TX, 78744. The new facilities span approximately 36,000 square feet and will be remodeled by the Company. Cost for remodeling the new facility is expected to be approximately $5.0 million, with approximately $1.0 million of such amount being reimbursed to the Company by the landlord. The lease agreement has an initial term of seven years and the Company is obligated to pay aggregate annual rent of approximately $5.8 million over the seven years. The lease will begin upon the earlier of the Company moving into the space or the majority of the remodeling work being completed and a granted certificate of occupancy, which is estimated for approximately September 2023.

Standby Letters of Credit

A commercial bank issued an irrevocable standby letter of credit on behalf of the Company for $500,000. The irrevocable standby letter of credit represents funds due and owing to the commercial bank as a result of the Company’s default under one or more of the terms of the Lease Agreement by and between the Company and its Landlord. This letter of credit expires on October 16, 2023, but such letter of credit shall be automatically extended for an additional period of one year, without amendment, from the expiration date. In no event shall this letter of credit be automatically extended beyond June 30, 2030. No amounts have been drawn under the standby letters of credit.

9.	INCOME TAXES

The Company operates under the provisions of a Tax Exemption Agreement from the Commonwealth of Puerto Rico pursuant to the terms of Act No. 60, as amended from Act No. 20-2012. The tax exemption grant is in accordance with the applicable terms of the Act covering the performance of the eligible service activities for markets outside of Puerto Rico. Under the provisions of the Tax Exemption, the Company was granted a partial tax exemption from certain Puerto Rico taxes, including income taxes, personal and real property taxes, municipal taxes, among others applicable to Export Service Income (“ESI”), as defined in the grant, and eligible property. The exemption period is twenty (20) years. All income generated from the ESI activity of the Company shall be taxed at a 4% flat rate for income taxes. Municipal license taxes will be 60% exempt during the term of the grant. Municipal and State taxes on real and personal property will be 100% exempt for the first five (5) years starting on the effective date of the grant. Once the five (5) term of total exemption expires, the real and personal property will be exempt 90% for the remaining period of the grant.

Non eligible services under the provisions of a Tax Exemption Agreement, the Company is subject to income taxes in Puerto Rico, at statutory rates which range from 18.5% to 37.5% depending on the level of taxable income.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Temporary differences given rise to the deferred tax asset at December 31, 2022 and 2021, consist of:

	2022	2021
Tax Losses Carryforward	$727,979	$297,141
Less: Valuation Allowance	(727,979)	(297,141)

	$—	$—

A valuation allowance is recorded if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets may not be realized. At December 31, 2021, the Company recorded a valuation allowance for the entire deferred tax asset due to the uncertainty surrounding the timing of realizing certain tax benefits in future income tax returns.

At December 31, 2022, the Company had $18,199,468 in net operating losses that may be offset against future taxable income and may expire as follows:

Year Ending December 31,	Amount
2029	$739,157
2030	1,761,197
2031	5,151,359
2032	10,547,755

$18,199,468

The authoritative guidance on accounting for uncertainty in income taxes prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken on income tax returns. Under the authoritative accounting guidance, income tax benefits are recognized and measured based upon a two-step model: 1) a tax position must be more likely than not to be sustained based solely on its technical merits in order to be recognized, and 2) the benefit is measured as the largest dollar amount of that position that is more likely than not to be sustained upon settlement. The difference between the benefit recognized in accordance with this model and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit. No adjustment was required as part of this accounting guidance.

The Company files income tax returns under the Internal Revenue Code of the Commonwealth of Puerto Rico and under the provisions of Act No. 60. The Company remains subject to income tax examinations for its Puerto Rico income taxes generally for years 2022 and 2021.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

10.	RISK CONCENTRATION

Financial instruments that potentially expose the Company to certain concentrations of credit risk include cash in bank accounts. The Company maintains accounts at high quality financial institutions. While the Company attempts to limit any financial exposure its deposits balances may, at time, exceed the amount insured by the Federal Deposit Insurance Corporation (“FDIC”). All deposit accounts are insured up to $250,000 per depositor, per insured bank. The Company has not experienced any losses on such accounts.

Our business, results of operations and financial condition may be adversely affected if a public health epidemic interferes with the ability of us, our employees, workers, contractors, suppliers, customers and other business partners to perform our and their respective responsibilities and obligations relative to the conduct of our business.

The Company’s success depends upon the continued services of our executive officers and other key personnel who have critical industry experience and relationships. Significant competition for talented individuals could affect both Company’s ability to retain key personnel and hire new ones. The loss of the services of any officers or key personnel could hinder or delay the implementation of the business model, research and development efforts, or ability to sell products and services.

11.	EQUITY TRANSACTIONS

As of December 31, 2022, the Company has raised approximately $39 million, net of offering costs and commissions, through exempt offerings of common stock, preferred stock and convertible notes, which have all been converted. From February 2021 to September 2021, the Company offered its securities through a registered funding portal Netcapital in a side-by-side offering of Common Stock, under registration exemptions Section 4(a)(6) and Regulation D, Rule 506(c), raising an aggregate $4,465,844.

On April 1, 2021, the Company completed a Regulation D, Rule 506(b) private placement, exempt equity financing issuing 3,407,142 shares of Preferred Series A stock for total proceeds of $5,565,000 before fees and commissions.

During the second half of 2021, the Company received funding of approximately $2.8 million from the issuance of convertible notes. During the first quarter of 2022, the Company raised approximately $250,000 through the issuance of convertible notes. On September 7, 2022 the Company raised an additional $2,000,000 through the issuance of convertible promissory notes to its founder and a board member.

On April 9, 2022, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with GEM Global Yield LLC SCS and GEM Yield Bahamas Ltd (collectively, “GEM”). Pursuant to the Share Purchase Agreement, upon a public offering (whether by an initial public offering, a reverse merger, acquisition/merger by/with a special purpose acquisition company or other similar go-public event), the Company is granted the option of selling shares of its Common Stock to GEM at a slight discount to the then-current publicly traded price in exchange for cash, up to an aggregate purchase price of $450 million. The Share Purchase Agreement contains several constraints, such as a limitation on the

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

amount of shares that the Company can sell to GEM in a sale transaction and certain controls relating to the time period between each sale of shares to GEM. In addition to and concurrently with the Share Purchase Agreement, the Company has also agreed to grant a warrant to GEM, granting GEM the right to purchase 1.5% of all outstanding shares of Common Stock of the Company (excluding options and grant awards) upon a public offering at the public offering price per share.

On September 30, 2022, the Company held its first closing under its Regulation A+ offering, which was filed with the SEC through a Form 1-A Offering Circular on June 7, 2022, and received approximately $6.9 million through the sale of Common Stock, net of offering costs and commissions.

Lastly, during December 2022, the Company raised $15 million through the sale of Series B Preferred Stock in connection with the Series B Offering. In connection with the closing of such Series B Offering, all of the Company’s existing promissory convertible notes, both principle and interest of 7% per annum, were converted into 5,246,610 shares of Series B Preferred Stock, calculated as of December 15, 2022, including a 15% discount to the per-share-price of the Series B Preferred Stock.

12.	PROPERTY, PLANT AND EQUIPMENT

Assets are depreciated using the straight-line depreciation method applied to groups of assets with varying useful lives.

Property, plant and equipment as of December 31, 2022 and 2021, consisted of the following:

	Estimated
	Useful Life
	(Years)	2022	2021
Assets Under Construction		$488,035	$117,436
Computer Equipment	3	15,904	2,827
Software Licenses	3	8,925	8,925
Leasehold Improvements	1–3	73,430	73,430
Furniture & Fixtures	3	38,262	38,262
Lab & Warehouse Equipment	3–10	1,339,261	771,484
Pilot Containers	10	216,735	216,735

Total property, plant & equipment		2,180,552	1,229,099
Less accumulated depreciation		(258,763)	(67,598)

Property, plant & equipment, net		$1,921,789	$1,161,501

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

13.	LEASES

On June 1, 2021, the Company entered into a lease agreement for office and lab space in Austin, TX. On October 7, 2021, the Company extended the lease agreement on the same terms with a lease termination date of May 31, 2022. The company further extended lease obligations in February 2022 and in January, 2023. On July 16, 2021, the Company entered into a lease agreement for warehouse space in Austin, TX. The lease commences on August 1, 2021 and continues for 37 months. The monetary obligations remaining on the two leases described in this paragraph are immaterial to the Company, given the Company’s current financial standing.

On October 11, 2022, the Company entered into a lease for its new office and laboratory space at 2535 Ridgepoint Drive, Building F2, Austin TX, 78744. The new facilities span approximately 36,000 square feet and will be remodeled by the Company. Cost for remodeling the new facility is expected to be approximately $5.0 million, with approximately $1.0 million of such amount being reimbursed to the Company by the landlord. The lease agreement has an initial term of seven years and the Company is obligated to pay aggregate annual rent of approximately $5.8 million over the seven years. The lease will begin upon the earlier of the Company moving into the space or the majority of the remodeling work being completed and a granted certificate of occupancy, which is estimated for approximately September 2023.

The Company accounts for its leases in accordance with ASC 842. The Company determines if an arrangement is a lease at contract inception. A lease exists when a contract conveys to the Company the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration. The definition of a lease embodies two conditions: (1) there is an identified asset in the contract that is land or a depreciable asset (i.e., property, plant, and equipment), and (2) the Company has the right to control the use of the identified asset and to obtain substantially all of the economic benefits from using the underlying asset.

Right-of-use assets represent the Company’s right to control the use of an explicitly or implicitly identified fixed asset for a period of time and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The lease liabilities are measured at the present value of the unpaid lease payments at the lease commencement date. Key estimates and judgments include how the Company determined the incremental borrowing rate (“IBR”) it uses to present value the unpaid lease payments, the lease term and lease payments.

ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its IBR. In some instances, the Company’s leases do not provide an implicit rate; therefore, management uses its IBR based on the information available at commencement date in determining the present value of lease payments.

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

The lease term for the Company’s lease includes the noncancelable period of the lease plus the renewal options the Company is certain to exercise. Lease payments included in the measurement of the lease asset or liabilities comprised of fixed payments. The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date less any lease incentives received. For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The following is a maturity analysis of the annual undiscounted cash flows of the operating and finance lease liabilities as of December 31, 2022:

Years Ending	Operating Minimum	Finance Minimum
December 31,	Lease Payment	Lease Payment
2023	$74,781	$24,721
2024	44,631	24,721

Total undiscounted cash flows	119,412	49,442
Less imputed interest	7,668	2,485

Net present value of lease liability	$111,744	$46,957

The components of lease cost for the year ended December 31, 2022 and 2021, are as follows:

	2022	2021
Operating lease cost	$71,602	$29,834

Finance lease cost:
Amortization of assets	$13,249	$2,208

Interest on lease liabilities	$2,942	$569

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Supplemental balance sheet information at December 31, 2022 and 2021 related to the leases are as follows:

Operating lease:

	2022	2021
Assets—operating lease right of use asset	$111,673	$171,663

Liabilities:
Current—operating lease liability	$68,280	$60,285
Noncurrent—operating lease liability	43,467	111,747

Total Lease Liability	$111,747	$172,032

Finance lease:

	2022	2021
Assets—finance lease right of use asset	$77,288	$90,537

Liabilities:
Current—finance lease liability	$22,893	$21,779
Noncurrent—finance lease liability	24,064	46,957

Total Lease Liability	$46,957	$68,736

Supplemental cash flow information related to the leases of the Company for the year ended December 31, 2022 and 2021 are as follows:

	2022	2021
Right use of asset obtained in exchange for lease obligations -
Operating lease	$195,296	$195,296

Finance lease	$92,745	$92,745

ENERGY EXPLORATION TECHNOLOGIES, INC.

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Supplemental lease term and discount rate information related to the leases at December 31, 2022 are as follows:

	2022	2021
Weighted-average remaining lease term (in years):
Operating lease	1.7	2.7
Finance lease	2.0	3.0

Weighted-average discount rate:
Operating lease	8%	8%
Finance lease	5%	5%

The current portion of the operating and finance lease liabilities are included as part of accrued and other liabilities in the accompanying balance sheet.

14.	SUBSEQUENT EVENTS

For purposes of these financial statements, subsequent events have been evaluated through March 31, 2023, which is the date that financial statements were available to be issued. There are no material subsequent events that would require further disclosures in the Company’s financial statements aside from the one disclosed below.

During February 2023, the Company extended and expanded its lease at 1624 Headway Circle, Suite 100, Austin, TX 78754 for an additional 3 years.

Item 8.	Exhibits

Exhibit #	Description

++^2.1	Certificate of Incorporation

++^2.2	Third Amended and Restated Certificate of Incorporation.

++^2.3	Amendment to Third Amended and Restated Certificate of Incorporation

++^2.4	Second Amendment to Third Amended and Restated Certificate of Incorporation

++^2.5	Bylaws

++ ß2.6	Fourth Amended and Restated Certificate of Incorporation

++^3.1	Form of Convertible Note

++^3.2	Form of Warrant Agreement

++α3.3	Convertible Promissory Note, Dated September 7, 2022, by and between Energy Exploration Technologies, Inc. and Egan Global Management LLC

++α3.4	Convertible Promissory Note, Dated September 7, 2022, by and between Energy Exploration Technologies, Inc. and Michael Egan

++ ß‡3.5	Amended and Restated Investor’s Rights Agreement, Dated December 21, 2022 by and between Energy Exploration Technologies, Inc. and the Investors

++ ß‡3.6	Amended and Restated Right of First Refusal and Co-Sale Agreement, Dated December 21, 2022 by and between Energy Exploration Technologies, Inc. and the Investors

++ ß‡3.7	Amended and Restated Voting Agreement, Dated December 21, 2022 by and between Energy Exploration Technologies, Inc. and the Investors

++ ß4.1	Form of Regulation A, Tier 2 Subscription Agreement

++^5.1	EnergyX Preferred Series A Stockholder’s Agreement

++^6.1	2019 Executive Incentive Plan

++^6.2	Broker Dealer Reg A+ Agreement—Dalmore Group

++^6.3	Vice Chairmanship & Advisory Agreement

++^6.4	Hollister Advisory Agreement

++^6.5	Employment Agreement—Former Chief Financial Officer

++^6.6	Lease Agreement—Headway Circle—original

++^6.7	Lease Agreement—Headway Circle—Amendment #1

++^6.8	Lease Agreement—West Braker Lane—original

++^6.9	ProfMOF Sub-licensing agreement

++^6.10	ProfMOF Technology Development Agreement

III-1

++^6.11	University of Texas—Licensing Agreement

++^6.12	University of Texas—Sponsored Research Agreement

++^6.13	University of Texas—Amendment to Sponsored Research Agreement

++^6.14	Consulting Agreement—EVP of Technology

++^6.15	Employment Letter Agreement—EVP of Technology

++^6.16	Form of Indemnification Agreement

++^6.17	Employment Agreement—Chief Executive Officer

++^6.18	2021 Executive Incentive Plan

++^6.19	EnergyX Stock Option and Award Agreement

++^6.20	Employment Agreement—General Counsel

++^6.21	Employment Agreement—SVP—Technology

++^6.22	Stock Award Agreement—Chief Executive Officer

#++6.23	First Amendment to Vice Chairmanship & Advisory Agreement

#++6.24	First Amendment to Hollister Advisory Agreement

†++6.25	DuPont Joint Development Agreement

†++6.26	GEM Share Purchase Agreement

†++6.27	Advisory Termination Agreement

†++6.28	Dealmaker Software As A Service (SAAS) Agreement

++ ß‡6.29	Series B Preferred Stock Purchase Agreement, Dated December 21, 2022 by and between Energy Exploration Technologies, Inc. and the Purchasers

++ ß6.30	Lease Agreement – Headway Circle – Extension

++ ß6.31	Dealmaker Broker-Dealer Agreement

^++10.1	Power of Attorney

*11.1	Consent of Independent Auditor—Driven, PSC

++	Previously filed
*	Filed herewith

III-2

^

Filed as an exhibit to the Energy Exploration Technologies, Inc. Regulation A Offering Statement on Form 1-A filed with the Securities and Exchange Commission (File No. 024-11823) on March 10, 2022 and incorporated herein by reference.

#

Filed as an exhibit to the Energy Exploration Technologies, Inc. Regulation A Offering Statement on Form 1-A/A filed with the Securities and Exchange Commission (File No. 024-11823) on March 23, 2022 and incorporated herein by reference.

†

Filed as an exhibit to the Energy Exploration Technologies, Inc. Regulation A Offering Statement on Form 1-A/A filed with the Securities and Exchange Commission (File No. 024-11823) on June 8, 2022 and incorporated herein by reference.

α

Filed as an exhibit to the Energy Exploration Technologies, Inc. Regulation A Semiannual Report on Form 1-SA filed with the Securities and Exchange Commission (File No. 024-11823) on September 28, 2022 and incorporated herein by reference.

ß

Filed as an exhibit to the Energy Exploration Technologies, Inc. Post Qualification Amendment No. 1 to the Regulation A Offering Statement on Form 1-A filed with the Securities and Exchange Commission (File No. 024-11823) on April 28, 2023 and incorporated herein by reference.

‡	Portions of this exhibit containing confidential information have been omitted. Confidential information has been omitted from the exhibit in places marked “[*****]”

III-3

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, on May 1, 2023.

Energy Exploration Technologies, Inc.

By:	/s/ Teague Egan
Name: Teague Egan
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By:	/s/ Teague Egan	Date: May 1, 2023
Name: Teague Egan
Title: Chief Executive Officer, President, and Director
(Principal Executive Officer and Principal Financial Officer)

By:	/s/ Geraldine Berkowitz	Date: May 1, 2023
Name: Geraldine Berkowitz
Title: Vice President of Finance and Treasurer (Principal Accounting Officer)

By:	/s/ Teague Egan as attorney-in-fact	Date: May 1, 2023
Name: Michael Egan
Title: Director

By:	/s/ Teague Egan as attorney-in-fact	Date: May 1, 2023
Name: Kris Haber
Title: Director

By:		Date: May 1, 2023
Name: Stefon Crawford
Title: Director